UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Digital Ally, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee: (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE

We are filing this Amendment No. 1 (this “Amendment No. 1”) to the definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on March 4, 2025 (the “Original Proxy Statement”) in connection with a Special Meeting of Shareholders (the “Special Meeting”) of Digital Ally, Inc. in order to correct (i) the listing of Proposal No.1 as a “non-routine” proposal in the section under the title “Which Proposals are Considered ‘Routine’ or ‘Non-Routine’ for Brokers or Other Nominees?” appearing on page 3 of the Original Proxy Statement, as set forth herein, and (ii) the “Broker Discretionary Vote Allowed” column of the Proposal One row appearing in the table on page 4 of the Original Proxy Statement, under the title “How Many Votes are Needed for Each Proposal to Pass and is Broker Discretionary Voting Allowed?”, as set forth herein.

Shareholders are encouraged to read this Amendment No. 1 in conjunction with the Original Proxy Statement and the Original Proxy Statement should be read in its entirety, except as superseded by the information as reflected in the corrected sections set forth herein.

Which Proposals are Considered “Routine” or “Non-Routine” for Brokers or Other Nominees?

The following proposals are “routine” and thus a broker discretionary vote is allowed:

Proposal No. 1, “To approve an amendment to our Articles of Incorporation to increase the number of authorized shares of our capital stock that we may issue from 210,000,000 shares to 5,010,000,000 shares, of which 5,000,000,000 shares shall be classified as Common Stock;”

Proposal		Vote Required	Broker Discretionary Vote Allowed
1.	Approve the Authorized Share Increase Proposal	The affirmative vote of the holders of a majority of the voting power of the shares of Common Stock issued and outstanding as of the Record Date.	Yes.